UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)  December 23, 2011

PARLUX FRAGRANCES, INC.
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE
(State or Other Jurisdiction of Incorporation)

0-15491	22-2562955
(Commission File Number)	(IRS Employer Identification No.)

5900 North Andrews Avenue, Suite 500, Fort Lauderdale, Florida	33309
(Address of Principal Executive Offices)	(Zip Code)

954-316-9008
(Registrant’s Telephone Number, Including Area Code)

________________________________________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement

The Merger Agreement

On December 23, 2011, Parlux Fragrances, Inc., a Delaware corporation (“Parlux”), and Perfumania Holdings, Inc., a Florida corporation (“Perfumania”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among Parlux, Perfumania, and PFI Merger Corp., a Delaware corporation and a wholly-owned subsidiary of Perfumania (“Merger Sub”), pursuant to which, subject to the satisfaction or waiver of the conditions therein, Merger Sub will merge with and into Parlux with Parlux as the surviving company (the “Merger”).  The Merger is intended to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended.

At the effective time of the Merger (the “Effective Time”), each issued and outstanding share of Parlux common stock (other than shares held by Perfumania and its affiliates) will be cancelled and automatically converted into the right to receive either (i) $4.00 in cash plus 0.20 shares of Perfumania common stock (the “Mixed Consideration”) or (ii) .533333 shares of validly issued, fully paid and non-assessable shares of Perfumania common stock (“Stock Consideration”). Parlux stockholders may elect whether they would prefer to receive Mixed Consideration or Stock Consideration, however, the maximum amount of cash that will be paid is $61,895,288 and the maximum amount of Perfumania common stock that will be issued is 5,919,052 shares, which amounts are subject to adjustment in certain circumstances provided in the Merger Agreement, including to reflect any issuance of Parlux shares due to the exercise of options, to adjust the maximum cash consideration for each share or Parlux stock as to which appraisal rights have been exercised, and for any shortfall of Parlux cash or cash equivalents at the Effective Time below a target amount calculated as provided in the Merger Agreement.  As described under “Voting Agreements” below, certain stockholders of Parlux have agreed to elect to receive the Stock Consideration.

At the Effective Time, each option to purchase a share of Parlux common stock that is then outstanding will be assumed by Perfumania and converted into the right to purchase shares of Perfumania common stock with corresponding adjustments to the number of shares and the exercise price based upon the Stock Consideration exchange ratio, but otherwise will remain unchanged except that vesting of the options will be accelerated by one year and such options will vest upon termination of the option holder’s employment within the twelve months following the Effective Time.

Each warrant to purchase Parlux common stock held by Glenn Gopman, a member of Parlux’s Board of Directors, that is unexercised at the Effective Time will be automatically converted into a warrant to purchase a number of shares of Perfumania common stock equal to the product (rounded down to the nearest whole share) of (x) the number of shares of Parlux common stock subject to such warrant and (y) .533333, at an exercise price per share (rounded up to the nearest whole cent) equal to (1) the exercise price of such warrant divided by (2) .533333.  For the treatment of the warrants to purchase Parlux common stock held by licensors of Parlux, please see “Other Agreements” below.

Consummation of the Merger is subject to customary conditions, including, among others, (i) the approval of the Merger Agreement by the stockholders of Parlux, (ii) the approval by the stockholders of Perfumania of an increase in Perfumania’s authorized common stock and of the issuance of shares of Perfumania’s common stock pursuant to the Merger and the Merger Agreement, (iii) the expiration or early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (iv) an increase in the size of the Perfumania Board of Directors to accommodate the appointment of all members of the Parlux Board to the Perfumania Board of Directors, (v) no event having occurred that would reasonably be expected to have a Material Adverse Effect (as defined in the Merger Agreement) on Parlux or Perfumania and (vi) Parlux stockholders shall have exercised their appraisal rights in connection with the Merger for no more than 7.5% of Parlux’s common stock.

During the period beginning on the date of the Merger Agreement and continuing until January 22, 2012 (the “Go Shop Period”), Parlux may (i) solicit the submission of alternative acquisition proposals from third parties, including by way of providing access to non-public information pursuant to acceptable confidentiality agreements, (ii) continue, enter into, participate in and/or engage in discussions and negotiations with third parties with respect to or which could lead to an alternative acquisition proposal, and (iii) otherwise cooperate with, assist or take action to facilitate an acquisition proposal. Following the Go Shop Period, Parlux may take and continue to take any of the actions described in (i) through (iii) above with any third party which makes a bona fide acquisition proposal during the Go-Shop Period that the Parlux Board and the Independent Committee of the Parlux Board determine in good faith constitutes or would reasonably be expected to result in a Superior Proposal (defined below). In addition, the Parlux Board and Independent Committee, in the exercise of their fiduciary duties, may provide information regarding Parlux to a third party who makes an unsolicited, written request for such information for the purpose of making an alternative acquisition proposal, and engage in discussions or negotiations with a third party regarding an acquisition proposal that the Parlux Board and Independent Committee determine in good faith constitutes or would reasonably be expected to result in a Superior Proposal. Except as described above and except for any parties that have made acquisition proposals before the end of the Go Shop Period, following the Go Shop Period Parlux may not solicit alternative acquisition proposals, participate in discussions or negotiations relating to alternative acquisition proposals, enter into an agreement relating to an alternative acquisition proposal or otherwise aid or facilitate an alternative acquisition proposal. The Board of Directors of Parlux has agreed not to change its recommendation to the Parlux stockholders regarding approval of the Merger Agreement, or enter into an agreement relating to an alternative acquisition proposal, unless the Board determines in good faith that there is a reasonable probability that failure to do so would cause the Board to violate its fiduciary duties to Parlux’s shareholders and (i) the alternative proposal is a Superior Proposal  or (ii) an event occurs that was unknown to the Parlux Board at the signing of the Merger Agreement but that affects the business, assets, operations or results of operations of Parlux. A “Superior Proposal” is, in general, an alternative proposal to acquire Parlux that the Parlux Board and Independent Committee determine in good faith is on terms that are more favorable to the Parlux stockholders from a financial point of view than the terms of the Merger Agreement and which is capable of being consummated within a reasonable period of time. If a Superior Proposal is made, prior to changing its recommendation or entering into an alternative acquisition agreement, Parlux must provide Perfumania with three days’ notice, and, to the extent Perfumania desires to negotiate, give Perfumania the opportunity to improve its offer or match the terms of the Superior Proposal.

The Merger Agreement contains certain termination rights for both Parlux and Perfumania. Among other provisions, the Merger Agreement may be terminated by either Parlux or Perfumania if the Merger is not consummated by June 30, 2012 or if Parlux’s stockholders do not approve the Merger. Perfumania may terminate the Merger Agreement if the Parlux Board fails to recommend that its stockholders approve the Merger (or changes its recommendation), recommends that Parlux stockholders tender their shares in a tender offer, enters into an alternative acquisition agreement, or publicly announces its intent to do any of the foregoing. Parlux may terminate the Merger Agreement if the Parlux Board changes its recommendation that its stockholders approve the Merger or decides to enter into an alternative acquisition agreement in compliance with the Merger Agreement, if the stockholders of Perfumania do not approve the increase in its authorized common stock and the issuance of shares as Merger consideration, upon breach of the representations and covenants related to the financing of the transaction or if all conditions to closing are satisfied and Perfumania does not proceed to closing in accordance with the terms of the Merger Agreement.

If the Merger Agreement is terminated as a result of Parlux’s entry into an alternative acquisition agreement relating to a Superior Proposal, the Parlux Board’s failure to recommend that its stockholders approve the Merger (or change in such recommendation) or public announcement of its intent to do any of the foregoing during the Go-Shop Period, then Parlux will pay Perfumania a termination fee of $2 million. If, the Merger Agreement is terminated for any of those reasons following the Go Shop Period, then Parlux will pay Perfumania a termination fee of $4 million. If the Merger Agreement is terminated as a result of the failure of the Perfumania stockholders to approve the necessary increase in authorized capital stock and the issuance of shares as merger consideration, the failure of Perfumania to provide the merger consideration or a breach of Perfumania’s representations or covenants relating to financing, then Perfumania will pay to Parlux a termination fee of $4 million and up to $2 million in Parlux’s out-of-pocket expenses.

In the Merger Agreement, each of Parlux and Perfumania makes customary representations and warranties regarding the state of its operations and financial condition, which representations and warranties have been made solely for the benefit of Perfumania and Parlux, as applicable. In addition, such representations and warranties (a) have been made only for purposes of the Merger Agreement, (b) have been qualified by confidential disclosures made to each of Parlux and Perfumania in connection with the Merger Agreement, (c) are subject to materiality qualifications contained in the Merger Agreement which may differ from what may be viewed as material by investors, (d) were made only as of the date of the Merger Agreement or such other date as is specified in the Merger Agreement and (e) have been included in the Merger Agreement for the purpose of allocating risk between the contracting parties rather than establishing matters as facts. Accordingly, the Merger Agreement is included with this filing only to provide investors with information regarding the terms of the Merger Agreement, and not to provide investors with any other factual information regarding Parlux, Perfumania or their respective businesses. Investors should not rely on the representations and warranties or any descriptions thereof as characterizations of the actual state of facts or condition of Parlux or Perfumania or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in either company’s public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding Parlux and Perfumania that is or will be contained in, or incorporated by reference into, the respective Forms 10-K, Forms 10-Q, proxy statements and other documents that each of Parlux or Perfumania files with the Securities and Exchange Commission.

The foregoing summary of the Merger Agreement is qualified in all respects by the full text of the Merger Agreement which is filed herewith as Exhibit 2.1 and incorporated herein by reference.

Voting Agreements

Simultaneously with the execution of the Merger Agreement, Parlux entered into a voting agreement with certain stockholders of Perfumania who own, in the aggregate, approximately 82% of Perfumania’s outstanding common shares pursuant to which such stockholders agreed that they will vote their shares of Perfumania common stock (i) in favor of the increase in authorized shares of Perfumania and the issuance of shares pursuant to the Merger Agreement and (ii) against any proposal that is in opposition to or competition with the Merger Agreement or that would impede, interfere with, delay or otherwise adversely affect the consummation of the Merger.

Simultaneously with the execution of the Merger Agreement, Perfumania entered into voting agreements with certain stockholders of Parlux who own, in the aggregate, approximately 24.6% of Parlux’s outstanding common shares pursuant to which such stockholders agreed that they will vote their shares of Parlux common stock (i) in favor of adoption of the Merger Agreement, and (ii) against any proposal made in opposition to or competition with the Merger Agreement or that would impede, interfere with, delay or otherwise adversely affect the consummation of the Merger.  Such stockholders also agreed to elect to receive the Stock Consideration for all of such stockholder’s shares of Parlux common stock.

In addition, simultaneously with the execution of the Merger Agreement, the directors and certain of the officers of Parlux holding approximately 5.6% of the outstanding Parlux common stock, including its Chairman and Chief Executive Officer, each entered into a voting agreement with Perfumania pursuant to which each officer and director agreed that he or she will vote their shares of Parlux common stock (i) in favor of adoption of the Merger Agreement and (ii) against any proposal made in opposition to or competition with the Merger Agreement or that would impede, interfere with, delay or otherwise adversely affect the consummation of the Merger.

Each of the Voting Agreements described above expires upon the earliest of consummation of the Merger, termination of the Merger Agreement or, in the case of the Voting

Agreements regarding Parlux shares, a change of recommendation by the Parlux Board of Directors.

The foregoing summaries of the Voting Agreements are qualified in their entirety by the full text of the Voting Agreements, copies of which are attached hereto as Exhibits 10.1-10.10, respectively.

Other Agreements

Simultaneously with the execution of the Merger Agreement, Parlux entered into an agreement (the “Warrant Amendment”) with certain holders of warrants to purchase Parlux common stock (the “Licensor Warrants”) to amend such warrants to provide, among other things, that each Licensor Warrant outstanding and unexercised as of the Effective Time will be automatically converted into a fully-vested  warrant to purchase a number of shares of common stock of Perfumania equal to the product (rounded down to the nearest whole share) of (x) the number of shares of Parlux common stock subject to such Licensor Warrant and (y) .533333, at an exercise price per share equal to $8.00.  The Warrant Amendment will be effective only if the Merger is consummated.

In connection with the Merger Agreement, Parlux, Artistic Brands Development, LLC (f/k/a Iconic Fragrances, LLC) (“Artistic Brands”) and Rene Garcia entered into an amendment (the “Amendment”) to both their Letter Agreement dated April 3, 2009 (the “Letter Agreement”) and the Agreement between Parlux and Artistic Brands dated April 3, 2009 (the “License Agreement”).  The Letter Agreement is amended to provide that the Merger will not be a “Fundamental Transaction” under the terms of the Letter Agreement, which would have required the payment by Parlux of certain additional sums to Artistic Brands and Mr. Garcia at the Effective Time.  The License Agreement was amended to (i) provide that any warrant issued pursuant to that agreement following the Effective Time would be a fully-vested warrant to purchase a number of shares of common stock of Perfumania equal to the product (rounded down to the nearest whole share) of (x) the number of shares of Parlux common stock subject to such Licensor Warrant and (y) .533333, at an exercise price per share equal to $8.00 and (ii) to delete in Sections 2.1 and 6.5 of the agreement any restriction or prohibition of a designated person being a “Parlux Restricted Person” (as such term is defined in the License Agreement).  The provisions of the Amendment will be effective only if the Merger is consummated.

Perfumania, Parlux, Artistic Brands and Mr. Garcia also entered into a Letter Agreement, dated December 23, 2011 (the “Proposal Agreement”) providing that Artistic Brands and Mr. Garcia will not solicit or negotiate with parties other than Perfumania in connection with the treatment of the Licensor Warrants or the Letter Agreement.  However, in the event that, consistent with the provisions of the Merger Agreement, Parlux engages in discussions or negotiations with a third party regarding an alternative acquisition proposal or enters into an agreement relating to a Superior Proposal, then Mr. Garcia and Artistic Brands may enter into discussions or negotiations with such third party with regard to the treatment of the Licensor Warrants and/or the Letter Agreement in connection with such acquisition proposal. The parties to the Proposal Agreement also acknowledged that Artistic Brands and S. Carter Enterprises, LLC have agreed to enter into a license agreement and Artistic Brands, Perfumania, and S. Carter Enterprises have agreed to enter into a sublicense agreement, both to be effective upon the consummation of the Merger, and subject to certain closing conditions contained in the Proposal Agreement. Further, Perfumania agreed to issue 300,000 shares of Perfumania common stock to Artistic Brands within 5 business days of the consummation of the Merger, as consideration for the transactions contemplated in the Proposal Agreement.

Severance Policy

On December 21, 2011, the Board of Directors of Parlux, upon recommendation from its Compensation Committee, adopted the Parlux Fragrances, Inc. Severance Policy (the “Plan”). All non-exempt, exempt and management employees are eligible to participate in the Plan, except for those employees who are eligible to receive separation or severance payments pursuant to any other agreement contract, plan or other arrangement.   An eligible employee will receive severance benefits if his or her employment is terminated involuntarily by Parlux other than for cause, as such term is defined in the Plan, on or before the one year anniversary of a change in control, as defined in the Plan.  An employee who leaves his or her employment for any reason other than good reason, as defined in the Plan, shall not receive severance benefits.

An eligible employee will receive a cash severance benefit, payable as salary continuation, equal to one week of base pay for each full year of continuous service, with partial years of service prorated.  The number of weeks upon which an eligible employee’s severance benefit is determined is the “Severance Period.”  The cash severance benefit continues even if the eligible employee obtains alternate employment.  In addition, the eligible employee will receive payment of all accrued paid time off.  If the employee participates in a Parlux-sponsored health benefits plan at the time of termination, the employee may continue to participate for the Severance Period and Parlux will pay 75% of the premiums.  Following the Severance Period, the employee may elect to continue participate through the COBRA continuation period as long as the employee pays the full premium cost plus a 2% administration fee.

The foregoing summary of the Severance Policy is qualified in its entirety by the full text of the Severance Policy which is attached hereto as Exhibit 10.11

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           Parlux’s named executive officers are eligible to participate in the Parlux Fragrances, Inc. Severance Policy described in Item 1 above under “Severance Policy,” and such discussion of the Severance Policy is incorporated by reference into this Item 5.02 with respect to those named executive officers.

Item 7.01	Regulation FD Disclosure.

On December 23, 2011, Perfumania and Parlux issued a joint press release, a copy of which is furnished as Exhibit 99.1 hereto, announcing the merger agreement.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of December 23, 2011, among Parlux Fragrances, Inc., Perfumania Holdings, Inc. and PFI Merger Corp.*
10.1	Voting Agreement, dated December 23, 2011, by and among Glenn Nussdorf, Stephen Nussdorf, Arlene Nussdorf, and Parlux Fragrances, Inc.
10.2	Voting Agreement, dated December 23, 2011, by and among Glenn Nussdorf, Ruth Nussdorf, and Perfumania Holdings, Inc.
10.3
Voting Agreement, dated December 23, 2011, by and among JM-CO Capital Fund, LLC, Jacavi Investments, LLC, Aqua Capital Fund, LLC, Jacqueline Marie Garcia 2006 Family Trust, Carolina Marie Garcia 2006 Family Trust, Irrevocable Trust for Victor Garcia, and Perfumania Holdings, Inc.

10.4	Voting Agreement, dated December 23, 2011, by and between Perfumania Holdings, Inc. and Frederick E. Purches
10.5	Voting Agreement, dated December 23, 2011, by and between Perfumania Holdings, Inc. and Frank A. Buttacavoli
10.6	Voting Agreement, dated December 23, 2011, by and between Perfumania Holdings, Inc. and Raymond J. Balsys
10.7	Voting Agreement, dated December 23, 2011, by and between Perfumania Holdings, Inc. and Anthony D’Agostino
10.8	Voting Agreement, dated December 23, 2011, by and between Perfumania Holdings, Inc. and Esther Egozi Choukroun
10.9	Voting Agreement, dated December 23, 2011, by and between Perfumania Holdings, Inc. and Glenn Gopman
10.10	Voting Agreement, dated December 23, 2011, by and between Perfumania Holdings, Inc. and Robert Mitzman
10.11	Parlux Fragrances, Inc. Severance Policy, dated December 21, 2011.
99.1	Press Release dated December 23, 2011

*
The Registrant has omitted certain schedules and exhibits pursuant to Item 601(b)(2) of Regulation S-K and shall furnish supplementally to the Securities and Exchange Commission (the “SEC”), copies of any of the omitted schedules and exhibits upon request by the SEC.

CERTAIN INFORMATION CONCERNING THE PROPOSED PARTICIPANTS

Perfumania, Parlux and their respective directors and executive officers and other members of management and employees may be deemed under the rules of the SEC to be participants in the solicitation of proxies from the stockholders of Parlux in connection with the transactions described in this Current Report on Form 8-K. Information about the directors and executive officers of Perfumania is set forth in its Annual Report on Form 10-K/A for the fiscal year ended January 31, which was filed with the Securities and Exchange Commission (“SEC”) on May 31, 2011, and information about the directors and executive officers of Parlux and their ownership of Parlux’s common stock is set forth in its Annual Report on Form 10-K for the fiscal year ended March 31, 2011, which was filed with the SEC on May 26, 2011, and in its current report on Form 8-K filed on August 3, 2011.  Investors may obtain additional information regarding the interests of such potential participants by reading the proxy statement/prospectus described below when it becomes available.

IMPORTANT INFORMATION FOR INVESTORS

Perfumania will be filing a registration statement on Form S-4, including Parlux’s and Perfumania’s proxy statements and Perfumania’s prospectus and other relevant documents with the Securities and Exchange Commission (the “SEC”) concerning the proposed merger described in this Current Report on Form 8-K. This Form 8-K is not a substitute for any such joint proxy statement / prospectus or any other document that Perfumania or Parlux may file with the SEC or that Perfumania or Parlux may send to their shareholders in connection with the proposed merger. INVESTORS ARE URGED TO READ THE JOINT PROXY STATEMENT / PROSPECTUS AND ALL OTHER RELEVANT DOCUMENTS THAT MAY BE FILED WITH THE SEC OR SENT TO SHAREHOLDERS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. All documents filed by Perfumania, will be available when filed, free of charge at the SEC’s website (www.sec.gov) and may also be obtained for free from Perfumania by directing a request to Perfumania Holdings, Inc., 35 Sawgrass Drive, Suite 2, Bellport, NY 11713, Attention: Andrea Petruzzo and from Parlux by directing a request to Parlux Fragrances, Inc., 5900 N. Andrews Ave., Suite 500, Fort Lauderdale, FL 33309, Attention: The Secretary.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARLUX FRAGRANCES, INC.

Dated: December 23, 2011	By:	/s/ Raymond J. Balsys
Raymond J. Balsys,
Senior Vice President and Chief Financial Officer
(Principal Financial and Principal Accounting Officer)

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